EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of American Defense Systems, Inc. on Form S-1, (File No. 333-160849) and on Form S-8, (File No. 333-152610) of our report which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated April 16, 2012, with respect to our audits of the consolidated financial statements of American Defense Systems, Inc. and Subsidiaries as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010, which report is included in this Annual Report on Form 10-K of American Defense Systems, Inc. for the year ended December 31, 2011.

/s/ Marcum LLP

Marcum LLP

Melville, New York

April 16, 2012